Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights”  and to the use of our report dated January 27, 2006 on the December 31, 2005 financial statements of the ICAP Funds, Inc., comprised of the ICAP Equity Fund, ICAP Select Equity Fund and ICAP International Fund in the Registration Statement (Form N-1A) of the ICAP Funds, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 20 to the Registration Statement under the Securities Act of 1933 (File No. 33-86006) and in this Amendment No. 21 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8850).

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Chicago, Illinois

June 23, 2006